Exhibit 10.1

SHAREHOLDERS SUPPORT AGREEMENT

This SHAREHOLDERS SUPPORT AGREEMENT, dated as of April 3, 2025 (this “Agreement”), is entered into by and among (i) YHN Acquisition I Limited, a British Virgin Islands business company (together with its successors, including Purchaser (as defined in the Business Combination Agreement) after the Reincorporation Merger (as defined below), “Parent”), (ii) Mingde Technology Limited, a Cayman Islands company (the “Company”), and (iii) the undersigned shareholders of the Company (the “Shareholders”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, Parent and the Company entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof and in accordance with the provisions of applicable Law, (a) immediately prior to the Closing, Parent will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Reincorporation Merger”), (b) at the Closing, the parties will effect a merger of Merger Sub (or such other name to be agreed), a Cayman Islands company and wholly owned subsidiary of Purchaser (the “Merger Sub”), to be formed for the sole purpose of merging with and into the Company (the “Acquisition Merger”) in which the Company will be the surviving entity and a wholly owned subsidiary of Purchaser (the “Acquisition Merger” and together with the Reincorporation Merger and the other transactions contemplated by the Business Combination Agreement and the Additional Agreements, the “Transactions”); and (c) following the Closing, Purchaser will be a publicly traded company listed on Nasdaq;

WHEREAS, as of the date hereof, the Shareholders own an aggregate of 31,650,000 Company Ordinary Shares (the “Shares”), representing approximately 63.3% of the total issued share capital of the Company, and each Shareholder owns such number of Shares as is set forth immediately underneath his/her/its name on the signature page hereto; and

WHEREAS, in order to induce Parent and Purchaser to enter into the Business Combination Agreement, the Shareholders are executing and delivering this Agreement to Parent and Purchaser.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. During the period commencing on the date hereof and ending on the earlier to occur of (x) the Closing, and (y) such date and time as the Business Combination Agreement shall be terminated in accordance with the terms thereof (such period, the “Voting Period”), each Shareholder, with respect to his/her/its Shares, hereby irrevocably agrees to vote or cause to be voted:

(a)   In  Favor of the Transactions and the Requisite Company Vote. At any meeting of the shareholders of the Company or any class of shareholders of the Company called to seek the Requisite Company Vote, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or any class of shareholders of the Company or in any other circumstances upon which a vote, consent or other approval is sought with respect to the Business Combination Agreement, the Additional Agreements and the Transactions, the Shareholder shall: (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Shares to be counted as present at such meeting for purposes of establishing a quorum; and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Shares in favor of granting the Requisite Company Vote or, if there are insufficient votes in favor of granting the Requisite Company Vote, in favor of the adjournment or postponement of such meeting of the shareholders of the Company to a later date.

(b) Against Other Transactions. At any meeting of shareholders of the Company or any class of shareholders of the Company or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall: (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause the Shares to be counted as present at such meeting for purposes of establishing a quorum; and (ii) vote (or cause to be voted) the Shares (including by proxy, withholding class vote and/or written consent, if applicable) against (A) any business combination agreement, merger agreement, merger or share exchange (other than the Business Combination Agreement and the Transactions), scheme of arrangement, business combination, consolidation, combination, sale of all or substantially all of the assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any equity securities of the Company or any of its Subsidiaries or any successor entity of the Company or such Subsidiary (other than any such transaction permitted under the Business Combination Agreement), (B) any transaction with respect to the direct or indirect sale of the Company, or its equity interests, business or material assets (a “Company Competing Transaction”) that would reasonably be expected to prohibit or impair the Transactions, and (C) any amendment to the Organizational Documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a material breach by the Company of, prevent or nullify any provision of the Business Combination Agreement or any Additional Agreement or the Transactions, or change in any manner the voting rights of any class of the Company’s share capital.

(c) Revoke Other Proxies. Each Shareholder represents and warrants that any proxies or powers of attorney heretofore given in respect of the Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked.

2. No Transfer. Other than (a) pursuant to this Agreement or the Business Combination Agreement, or (b) upon the consent of the Company and Parent, during the Voting Period, each Shareholder shall not, directly or indirectly, (i) sell, transfer, tender, grant, pledge, assign or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any Person other than pursuant to the Acquisition Merger; (ii) grant any proxies (other than as set forth in this Agreement or a proxy granted to a representative of the Shareholder to attend and vote at a shareholders meeting which is voted in accordance with this Agreement) or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of the Shares), or enter into any other agreement, with respect to any Shares; (iii) knowingly take any action that would reasonably be expected to make any representation or warranty of the Shareholder herein untrue or incorrect in any material respect, or have the effect of preventing or disabling the Shareholder from performing its obligations hereunder; or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any contract that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or delaying the Shareholder from performing any of its obligations hereunder. Any action attempted to be taken in violation of the preceding sentence will be null and void. Each Shareholder hereby authorizes and requests Parent or the Company to notify the Company’s transfer agent or such other Person with the responsibility for maintaining the Company’s register of members that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting of the Shares). Each Shareholder agrees with, and covenants to, Parent and the Company that he/she/it shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Shares in violation of this Section 2.

3. Representations and Warranties. Each Shareholder represents and warrants to the Company, Purchaser and Parent as follows:

(a) The execution, delivery and performance by him/her/it of this Agreement and the consummation by him/her/it of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to him/her/it, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of the Company), or (iv) conflict with or result in a breach of or constitute a default under any provision of Shareholder’s Organizational Documents.

(b) He/She/It is the only record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to the Shares free and clear of any Lien (other than pursuant to this Agreement or transfer restrictions under applicable securities Laws or the Organizational Documents of the Company) and has the sole power (as currently in effect) to vote the Shares and has not entered into any voting agreement or voting trust with respect to any of the Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(c) (if the Shareholder is an individual) He/She is a natural person, has the power, authority and capacity to execute, deliver and perform this Agreement, has not entered into any agreement or undertaking that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement and that this Agreement has been duly authorized, executed and delivered by Shareholder. This Agreement, assuming due authorization, execution and delivery hereof by the Company, Parent and Purchaser, constitutes a legal, valid and binding obligation of Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles).

(d) (if the Shareholder is a body corporate) It has been duly incorporated or registered and is validly existing and in good standing under the laws of its jurisdiction of incorporation or registration and has all requisite corporate power and authority to (a) execute and deliver this Agreement, and (b) consummate the transactions contemplated hereby and perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the competent body of such Shareholder and no other company proceeding on the part of such Shareholder is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder, and this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(e) As of the date of this Agreement, there is no regulatory or court action, proceeding or, to the Shareholder’s knowledge, investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Shares, the validity of this Agreement or the performance by the Shareholder of its obligations under this Agreement.

(f) Shareholder understands and acknowledges that Parent and the Purchaser are entering into the Business Combination Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

(g) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent, Purchaser or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by the Shareholder.

4. New Shares. In the event that during the Voting Period (a) any new or additional Company Shares or other Equity Securities of the Company are issued to any of the Shareholders after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Shares or otherwise, (b) any of the Shareholders purchases or otherwise acquires beneficial ownership of any new or additional Company Shares or other Equity Securities of the Company, or (c) any of the Shareholders acquires the right to vote or share in the voting of any new or additional Company Shares or other Equity Securities of the Company (such Company Shares or other Equity Securities of the Company in clauses (a) through (c), collectively, the “New Shares”), then such New Shares acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Shares owned by such Shareholder as of the date hereof.

5. Termination. This Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest to occur of: (a) the Closing; (b) the termination of the Business Combination Agreement in accordance with its terms; and (c) the mutual agreement of the Company and Parent. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) the provisions of Sections 5 and 6 hereof will survive the termination or expiration of this Agreement, and (ii) such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

6. Miscellaneous.

(a) Except as otherwise provided herein or in the Business Combination Agreement or any Additional Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby or thereby are consummated.

(b) Any notice, consent, waiver or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (i) if by hand or reputable, internationally recognized overnight courier service, by 5:00 P.M. on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (ii) if by fax or email, on the date that transmission is sent electronically with affirmative confirmation of receipt; or (iii) three (3) Business Days after mailing by certified or registered mail, postage prepaid, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(A)	If to the Company, to:

Mingde Technology Limited
Room 2701, Building 6,

Euro American Financial City,

Cangqian Street, Yuhang District,

Hangzhou City

Attn: Ding Xiufang, Executive Assistant to the GM

Email: frida@xjr365.ltd

with a copy to (which shall not constitute notice):

DeHeng Law Offices

12/F Tower B, Focus Place, 19 Finance Street, Beijing

Attn: Dong Liyang, Partner

Email: dongly@dehenglaw.com

(B)	If to Parent or Purchaser, to:

YHN Acquisition I Limited

2/F, Hang Seng Building

200 Hennessy Road, Wanchai

Hong Kong

Attn: Satoshi Tominaga, Chief Executive Officer

Email: stominaga8@outlook.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Lawrence Venick, Esq.

Email: lvenick@loeb.com

(C)	If to the Shareholders, to the address of the Shareholders as set forth underneath the Shareholders’ signature on the signature page hereto.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Business Combination Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) without the prior written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person that is not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of Delaware. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of Delaware (and any appellate courts thereof) for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(g) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court within the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) The Shareholders shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable laws), or reasonably requested by Parent, Purchaser or the Company, to effect the actions and consummate the Transactions, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Additional Agreements.

(j) This Agreement may not be amended, changed, supplemented or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, Purchaser, the Company and the Shareholders. No provision hereof may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(k) This Agreement shall not be effective or binding upon Shareholders until such time as the Business Combination Agreement is executed by each of the parties thereto.

(l) If, and as often as, there are any changes in the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Shareholders and the Shares as so changed.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (m).

(n) Each Shareholder hereby authorizes Parent, Purchaser and the Company to publish and disclose in any disclosure required by the SEC the Shareholders’ identity and beneficial ownership of the Shares and the nature of the Shareholders’ obligations under this Agreement.

(o) The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p) For purposes of this Agreement, the term “knowledge” of a Person that is a natural person refers to such Person’s actual knowledge, after reasonable inquiry.

(q) This Agreement is intended to create a contractual relationship among the Shareholders, the Company, Parent and Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other shareholders of Parent, Purchaser or the Company entering into voting or support agreements with the Company, Parent or Purchaser. None of the Shareholders is an Affiliate of any other holder of securities of the Company entering into a voting or support agreement with the Company, Parent or the Purchaser in connection with the Business Combination Agreement or the Transactions and each Shareholder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Parent:

YHN Acquisition I Limited

By:	/s/ Satoshi Tominaga
Name:	Satoshi Tominaga
Title:	Chief Executive Officer

The Company:

Mingde Technology Limited

By:	/s/ Liu Lirong
Name:	Liu Lirong
Title:	Director

{Signature Page to Shareholder Support Agreement}

The Shareholders:

Following Wind Limited

/s/ Liu Lirong
Name:	Liu Lirong
Title:

Number of Company Ordinary Shares owned: 29,000,000

Address for Notice: Room 2701, Building 6, Euro American Financial City, Cangqian Street, Yuhang District, Hangzhou City

Jizhao Limited

/s/ Liu Minghui
Name:	Liu Minghui
Title:

Number of Company Ordinary Shares owned: 2,650,000

Address for Notice: Room 2701, Building 6, Euro American Financial City, Cangqian Street, Yuhang District, Hangzhou City

{Signature Page to Shareholder Support Agreement}